Exhibit 99.1

Contact:

                John Kyees

                Chief Financial Officer

                bebe stores, inc.

                (415) 715-3900

bebe stores, inc. Announces Third Quarter Earnings of $0.01

BRISBANE, CALIF. — April 24, 2003 — bebe stores, inc. (Nasdaq:BEBE) today announced financial results for the third quarter of fiscal 2003 ended March 31, 2003.

Net earnings for the third quarter were $142 thousand, compared to $3.8 million for the same period a year ago. Diluted earnings per share for the third quarter were $0.01 versus $0.15 for the same period a year ago.  “Disappointing results were primarily attributable to increased operating expenses as a percent of sales,” said John Kyees, Chief Financial Officer.

Operating expenses for the third quarter of fiscal 2003 were $29.3 million, or 42.5% of net sales, compared to $23.4 million, or 33.2% of net sales for the same period last year.  The increase in operating expenses for the third quarter of fiscal 2003 as compared to the same period last year was primarily due to higher compensation, depreciation, and advertising expenses.  Operating expenses were also impacted by charges related to abandoned information technology projects which were offset by a favorable legal settlement.  “The Company implemented a significant cost reduction program which will reduce operating expenses for the fourth quarter fiscal 2003,” said John Kyees, Chief Financial Officer.

Net sales for the third quarter of fiscal 2003 were $68.8 million, down 2.5% from $70.6 million reported for the third quarter a year ago.  Same store sales for the quarter decreased by 11.0% compared to a decrease of 8.2% in the prior year.  “Production delays contributed to an unbalanced merchandise assortment,” said John Kyees, Chief Financial Officer.

Gross margin as a percentage of net sales increased to 42.1% in the third quarter of fiscal 2003, compared to 41.0% in the third quarter of fiscal 2002.  The increase in gross margin as a percentage of net sales from the prior year of 1.1 percentage points was the result of higher net merchandise margins offset by negative occupancy leverage.  Gross margin for the third quarter fiscal 2003 was negatively impacted by approximately $0.8 million in the write-off of obsolete inventory.  Gross margin was positively impacted as a result of the corporate restructure in which the Company changed its policy with respect to dormant gift certificates and store credits and recognized approximately $0.7 million in revenue.

The Company incurred an operating loss for the third quarter fiscal 2003 of $325 thousand, compared to operating income of $5.6 million for the same period last year.

Net sales for the nine months ended March 31, 2003 were $243.4 million, compared to $243.0 million reported for the same period of the prior year.  Net earnings for the nine months ended March 31, 2003 were $16.0 million, a decrease of 28.9% from $22.5 million for the same period of the prior year.  Diluted earnings per share for the nine months ended March 31, 2003 were $0.62 compared to $0.87 for the same period a year ago.

The Company anticipates comparable store sales for the fourth quarter to be in the negative low teens and earnings per share to be in the range of $0.03 to $0.06 per share.

bebe stores, inc. will host a conference call on Thursday, April 24, 2003 at 9:30 A.M. Pacific Time to discuss third quarter results and guidance for future periods.  Interested parties are invited to listen to the conference by calling (888) 287-3903 and using the passcode “bebe”.  A replay of the call will be available for approximately one week by calling (888) 852-5733 and using the passcode “2323”.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and bebe sport brand names. bebe currently operates 177 stores in the United States, Canada and an online store at www.bebe.com.

The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

	As of March 31,
(000’s omitted)	2003	2002
Assets
Cash and cash equivalents	$120,833	$117,207
Marketable securities	10,400	0
Inventories, net	25,686	19,861
Total current assets	168,155	149,510
Equipment and improvements, net	53,115	50,008
Total assets	$235,432	$204,304

Liabilities and Shareholders’ Equity

Total current liabilities	$26,040	$20,731
Total liabilities	38,308	29,908
Total shareholders’ equity	197,124	174,396
Total liabilities and shareholders’ equity	$235,432	$204,304

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
(000’s omitted)	2003	2002	2003	2002
Net sales	$68,772	$70,611	$243,437	$242,963
Cost of sales, including buying and occupancy	39,839	41,630	132,392	132,694

Gross profit	28,933	28,981	111,045	110,269
Selling, general and administrative expenses	29,258	23,408	87,014	75,723

Income (loss) from operations	(325)	5,573	24,031	34,546
Other expense (income):
Interest income and other (net)	552	468	1,597	1,639

Earnings before income taxes	227	6,041	25,628	36,185
Provision for income taxes	85	2,267	9,600	13,665

Net earnings	$142	$3,774	$16,028	$22,520

Basic earnings per share	$0.01	$0.15	$0.63	$0.89
Diluted earnings per share	$0.01	$0.15	$0.62	$0.87
Basic weighted average shares outstanding	25,650	25,449	25,638	25,348
Diluted weighted average shares outstanding	25,897	25,956	25,885	25,967